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                                   EXHIBIT 5.1

                         [Cooley Godward LLP Letterhead]


August 31, 2000

Aviron
297 North Bernardo Avenue
Mountain View, CA 94043

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aviron (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus (the "Prospectus"), covering the offering of up to (i) 12,706 shares of the Company's Common Stock, $0.001 par value (the "Sinai Shares"), and 28,689 shares of the Company's Common Stock (the "Warrant Shares") issuable upon the exercise of warrants (the "Warrants") sold pursuant to the Product Technology Transfer Agreement, dated February 9, 1993, between the Company and Mount Sinai; and (ii) 996,840 shares of the Company's Common Stock (together with the Sinai Shares, the "Shares") sold pursuant to various common stock purchase agreements between the Company and American Home Products Corporation.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are, and the Warrant Shares, when paid for and issued upon exercise of the Warrants will be, validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Robert J. Brigham
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Robert J. Brigham